UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): February 25, 2009

Arrowhead Research Corporation

(Exact name of registrant as specified in its charter)

0-21898

(Commission File Number)

Delaware	46-0408024
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

201 South Lake Avenue, Suite 703, Pasadena, CA 91101

(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code (626) 304-3400

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b)

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c)

Item 1.01. Entry into a Material Definitive Agreement.

On February 25, 2009, Arrowhead (the “Company”) entered into an exchange agreement (the “Exchange Agreement”) with several holders of Unidym, Inc. (“Unidym”) Series A Preferred Stock. Pursuant to the agreement, Arrowhead will exchange (the “Exchange”) an aggregate of 1,564,610 shares of restricted Arrowhead common stock (the “Exchanged Arrowhead Stock”) for an aggregate of 1,564,610 shares of Unidym Series A Preferred Stock (the “Exchanged Series A Stock”) with the holders after notice periods for rights of first refusal are satisfied. Each share of Unidym Series A Preferred Stock is convertible into 1.68 shares of Unidym common stock. The Exchanges of Series A Stock represents 6.6% of the outstanding stock of Unidym and 7.9% of the stock of Unidym on an as converted, fully diluted basis. The Exchange Agreement provides for a one year prohibition on sales of the Exchanged Arrowhead Stock. If the Exchange of stock is not closed by June 1, 2009, the Exchange Agreement will terminate.

On March 30, 2009, the Company entered into a subscription agreement (the “Subscription Agreement”) with Unidym for the purchase of 125,000 shares of Series C-1 Preferred Stock for an aggregate purchase price of $225,000. Shares of Series C-1 carry the same rights and preferences as the existing Series C Preferred Stock (the “Series C”), except that the Series C-1 are senior to the Series C and all other outstanding stock of Unidym, and the Series C-1 have a $2.16 per share liquidation preference, subject to increase to $3.60 per share in the event Unidym fails to achieve a defined cash flow requirement by June 30, 2009 (as defined in the Certificate of Amendment of the Amended and Restated Certificate of Incorporation (the “Restated Certificate”). The cash flow requirement is the receipt by Unidym of cash proceeds of at least $7 million from the date of the Restated Certificate through June 30, 2009 from any combination of sales of Unidym equity, the monetization by Unidym of some or all of its assets and/or business operations in materials for anti-static polymers and other applications such as carbon fibers, the sale by Unidym of its shares in any of its subsidiaries and net cash flow from operations during the measurement period. The Series C have a liquidation preference of $1.80 with no adjustment for cash flow requirement. The liquidation preferences of the Series C-1 and Series C are subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the relevant series of stock.

Pursuant to the Subscription Agreement, in the event of a qualified transaction, as defined in the Subscription Agreement, the Company may, in its sole and absolute discretion, convert the shares of Series C-1 then owned into the newly authorized and issued series of preferred stock issued in such qualified transaction. Any conversion to the new series of preferred stock will be, based on a weighted-average conversion formula, multiplied by a time factor, as provided in the Subscription Agreement.

After giving effect to the Exchange and the purchase of Series C-1 Preferred Stock, the Company will retain majority ownership of Unidym and hold 58.1% of the outstanding equity of Unidym, or 44.5% on a fully diluted, as converted, basis.

The foregoing is intended only as a summary of the terms of the Exchange Agreement and the Subscription Agreement. Please refer to the forms of Exchange Agreement and the Subscription Agreement, which will be filed as an Exhibit to Arrowhead’s Form 10-Q for the fiscal quarter ended March 31, 2009.

Item 8.01. Other Events.

On March 26, 2008, Dr. Christopher Anzalone, the Chief Executive Officer of Arrowhead Research Corporation (the “Company”), made a presentation following the Company’s regularly scheduled 2009 Annual Meeting of Stockholders. During his presentation, Dr. Anzalone provided a slide presentation, attached hereto as Exhibit 99.1, incorporated herein by reference. The materials and a replay of the webcast of the presentation are posted on the registrant’s website, www.arrowheadresearch.com.

Item 9.01. Financial Statements and Exhibits.

( d ) Exhibits

Exhibit No.	Exhibit Description
99.1	Presentation made on March 26, 2009 by Dr. Christopher Anzalone following the Company’s 2009 Annual Meeting of Stockholders

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: April 3, 2009

ARROWHEAD RESEARCH CORPORATION

By:	/s/ Paul C. McDonnel
Paul C. McDonnel
Chief Financial Officer